EXHIBIT NO. 5

November 14, 2003

The BISYS Group, Inc.
90 Park Avenue
New York, New York 10016

Re:	The BISYS Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to The BISYS Group, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S-3 (the “Registration Statement”) relating to the offer and sale of up to 2,797,753 shares of the Company’s common stock, par value $.02 per share, presently issued and outstanding (the “Shares”). The Shares were acquired by the selling stockholders named in the prospectus constituting a part of the Registration Statement in connection with the acquisition by a subsidiary of the Company of USA Insurance Group, Inc. and are to be offered and sold for the account of those selling stockholders.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction,

of the Registration Statement together with exhibits filed as a part thereof and all such other documents, records, certificates, including certificates of public officials, and other instruments as we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the prospectus constituting a part thereof under the caption “Legal Matters”. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ DRINKER BIDDLE & REATH LLP